Exhibit 99.1





                                 PRESS RELEASE


FOR IMMEDIATE RELEASE                        FOR FURTHER INFORMATION CONTACT:

Titanium Metals Corporation                  J. Landis Martin
1999 Broadway, Suite 4300                    Chairman and CEO
Denver, Colorado  80202                      303-296-5600


          TIMET ANNOUNCES COMPLETION OF  INVESTMENT IN SPECIAL METALS


     Denver, Colorado . . . October 28, 1998 . . . Titanium Metals Corporation ("TIMET") (NYSE: TIE) announced today that it has completed the previously announced investment in convertible preferred securities of Special Metals Corporation (Nasdaq: SMCX). The investment was made in conjunction with the acquisition by Special Metals of the Inco Alloys International unit of Inco, Ltd., which also closed today.

     Under the transaction, TIMET acquired $80 million in non-voting preferred securities of Special Metals and will pursue a strategic alliance with Special Metals respect to manufacturing, marketing, and product development in titanium and nickel. The securities will accrue dividends at the rate of 6.625% per annum, are convertible into Special Metals' common stock a conversion price of $16.50 per share, and are mandatorily redeemable after seven and one-half years.
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As part of the agreement, TIMET will nominate one member of the Special Metals board of directors.

     Special Metals Corporation, headquartered in New Hartford, New York, is one of the world's leading producers of wrought nickel-based superalloys and special alloy long products.

     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.

     The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, changes in product pricing, and other risks and uncertainties associated with the Company's business included in the Company's filings with the Securities and Exchange Commission, as well as the related risks and uncertainties associated with the nickel industry and Special Metals' integration of the business of Inco Alloys International, all as described in Special Metals' filings with the Securities and Exchange Commission.



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